Exhibit 2.1

Agreement of Sale

This Agreement of Sale (“Agreement”) is entered into by and between Jake’s Trucking International, Inc. a Nevada Corporation (the “Company”), Jake’s Trucking International, Inc. a BC Corporation,  and Michael Quesnel, an individual(“Purchaser”) (and together the “Parties”) as of January 14, 2008.

1.

Sale of Subsidiary.  The Company owns 100% of the issued and outstanding shares of Jake’s Trucking International, Inc., a BC Corporation (“BC Subsidiary”).  The Company hereby agrees to immediately sell and transfer 100% of the shares in the BC Subsidiary to the Purchaser for consideration of $60,000, to be paid in the form of a Promissory Note which was held b the Purchaser and is now assigned hereby to the Company.  The Executed Promissory Note and executed assignment are attached hereto.

2.

Mutual Indemnity.  The Company hereby indemnifies and holds harmless the Purchaser and the BC Subsidiary from any liabilities of any kind or character of the Company that do not relate to the BC Subsidiary’s trucking business.  The BC Subsidiary hereby indemnifies the Company for any liabilities of any kind or character that relate to the BC Subsidiary’s trucking business, whether past, present or future.

3.

Acknowledgment.  The BC Subsidiary shall have all title and interest to any property currently owned by it or in its possession, including all cash in its accounts, all receivables, leases or contracts and responsibility for any liabilities or payments related thereto.  Any sums owed between the Company and the BC Subsidiary are hereby forgiven and the Parties release each other from any obligations one may have to the other except as specifically enumerated in this Agreement.

4.

Miscellaneous.  All Parties understand that there are serious legal consequences to this Agreement.  All Parties represent that they are proceeding with this Agreement after consultation with their legal counsel.   All parties have the authority to enter into this Agreement.  This Agreement is governed by Nevada law and the parties agree that the State Courts of Clark, County, Nevada have proper venue and personal jurisdiction over the parties.  This Agreement may be signed in counterparts, which together will constitute an original.

Agreed and accepted as of the date first written above,

Jake’s Trucking International, Inc.

A Nevada corporation

X___/s/ Ricardo Khayatte Jr________________________

Ricardo Khayatte, Jr., President

Jake’s Trucking International, Inc.

A BC corporation

X___/s/ Michael Quesnel________________________

Michael Quesnel, President

X______/s/ Michael Quesnel_____________________

Michael Quesnel, an individual